Exhibit 10.10

FIRST AMENDMENT TO

REVOLVING CREDIT, TERM LOAN, AND SECURITY AGREEMENT

This First Amendment to Revolving Credit, Term Loan, and Security Agreement (the “Amendment”) is made this 13th day of April, 2018 by and among VITAL FARMS, INC., a corporation organized under the laws of the State of Delaware (“Vital Farms”), VITAL FARMS OF MISSOURI, LLC, a limited liability company organized under the laws of the State of Missouri (“Vital Farms Missouri”), VITAL FARMS, LLC, a limited liability company organized under the laws of the State of Montana (“Vital Farms Montana”), SAGEBRUSH FOODSERVICE, LLC, a limited liability company organized under the laws of the State of Delaware (“Sagebrush”), BARN DOOR FARMS, LLC, a limited liability company organized under the laws of the State of Delaware (“Barn Door”), BACKYARD EGGS, LLC, a limited liability company organized under the laws of the State of Delaware (“Backyard”, and together with Vital Farms, Vital Farms Missouri, Vital Farms Montana, Sagebrush, Barn Door and each Person joined as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party (collectively, the “Lenders” and each individually, a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A.    On October 4, 2017, Borrowers, Lenders, and Agent entered into a certain Revolving Credit, Term Loan, and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.    Certain Events of Default have occurred under the Loan Agreement as a result of (i) the failure of Borrowers to maintain a Fixed Charge Coverage Ratio of not less than 1.05 to 1.00 for the period ended December 31, 2017 as required under Section 6.5(a) of the Loan Agreement and (ii) the failure of Borrowers to maintain EBITDA of not less than $1,150,000 for the three (3) month period ended December 31, 2017 as required under Section 6.5(c) of the Loan Agreement (collectively, the “Existing Events of Default”).

C.    The Borrowers have requested and the Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment, to (i) waive the Existing Events of Default and (ii) modify certain definitions, terms and conditions in the Loan Agreement.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.    Waiver of Existing Events of Default. Subject to the terms and conditions contained herein, upon the effectiveness of this Amendment, Lender hereby waives the Existing

Events of Default; provided, however that such waiver shall in no way constitute a waiver of any other Defaults or Events of Default which may have occurred but which are not specifically referenced as the Existing Events of Default, nor shall this waiver obligate Lender to provide any further waiver of any other Default or Event of Default (whether similar or dissimilar, including any further Default or Event of Default resulting from a failure to comply with the terms of the Loan Agreement). Other than in respect of the Existing Events of Default, this waiver shall not preclude the future exercise of any right, power, or privilege available to Lender whether under the Loan Agreement, the Other Documents or otherwise. Lender has not been advised by the Borrowers of the existence of, and is not otherwise aware of, any Defaults or Events of Default other than the Existing Events of Default, and the Borrowers have represented to Lender that no Default or Event of Default, other than the Existing Events of Default, has occurred and is continuing under any of the Loan Documents.

2.    Amendments to Loan Agreement. Upon the effectiveness of this Amendment, the Loan Agreement shall be amended as follows:

(a)    New Definitions. The following definition shall be added to Section 1.2 of the Loan Agreement in the appropriate alphabetical order:

“Applicable Margin” shall mean, as of the First Amendment Date, (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, two percent (2.00%), (b) with respect to Revolving Advances that are LIBOR Rate Loans, three percent (3.00%), (c) with respect to Term Loans and Equipment Loans that are Domestic Rate Loans, two and three quarters of one percent (2.75%) and (d) with respect to Term Loans and Equipment Loans that are LIBOR Rate Loans, three and three quarters of one percent (3.75%) provided, however, that commencing with the fiscal quarter ending December 31, 2018, (x) if, as of the end of any two consecutive fiscal quarters, Borrowers maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 on a trailing twelve month basis as of the end of each such quarter and (y) so long as no Event of Default or Default shall have occurred and be continuing, the percentages set forth above shall be adjusted to mean: (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, one percent (1.00%), (b) with respect to Revolving Advances that are LIBOR Rate Loans, two percent (2.00%), (c) with respect to Term Loans and Equipment Loans that are Domestic Rate Loans, one and three quarters of one percent (1.75%), and (d) with respect to Term Loans and Equipment Loans that are LIBOR Rate Loans, two and three quarters of one percent (2.75%). Any such adjustment shall be effective on the first business day of the month following receipt of the quarterly financial statements of Borrowers on a consolidated and consolidating basis and accompanying Compliance Certificate required under Section 9.8 for the most recently completed fiscal quarter.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a consolidated and consolidating basis or for any other reason, Agent determines that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest to the Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Average Undrawn Availability” shall mean, as of any date of determination, the quotient obtained by dividing (x) the aggregate sum of Undrawn Availability for each of the previous sixty (60) days by (y) sixty (60).

“Borrowing Period” shall have the meaning set forth in Section 2.3(b)(ii) hereof.

“Borrowing Period Monthly Installment” shall have the meaning set forth in Section 2.3(b)(ii) hereof.

“Egg Central Station” shall mean the egg processing center located at 20017 N Alliance Ave, Springfield, MO 65803.

“First Amendment Date” shall mean April 13, 2018.

(b)    Definitions. The definitions of “First Borrowing Period”, “First Borrowing Period Monthly Installment”, “Second Borrowing Period”, and “Second Borrowing Period Monthly Installment” contained in Section 1.2 of the Loan Agreement shall be deleted in their entirety and the following definitions contained in Section 1.2 of the Loan Agreement shall be amended and restated in their entirety as follows:

“Availability Reserve Amount” shall mean $2,000,000; provided, however, that such amount will be reduced to $1,000,000 so long as the following conditions are satisfied: (i) no Event of Default has occurred and is continuing, (ii) Borrowers have maintained a Fixed Charge Coverage Ratio, measured on a trailing twelve (12) month basis, of not less than 1.10:1.00 as of the end of the most recently ended fiscal quarter, and (iii) Undrawn Availability and Average Undrawn Availability is greater than $2,000,000 at the time of such reduction; provided further, that, such amount will be reduced to $0 so long as the following conditions are satisfied: (a) no Event of Default has occurred and is continuing, (b) Undrawn Availability and Average Undrawn Availability is greater than $2,000,000 at the time of such reduction, and (c) Borrowers have maintained a Fixed Charge Coverage Ratio, measured on a trailing twelve (12) month basis, of not less than 1.10:1.00 as of the end of two consecutive fiscal quarters.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made during such period (excluding Unfunded Capital Expenditures in an amount not to exceed $810,000 made by Borrowers through the fiscal year ending December 31, 2018 in connection with the build-out of Egg Central Station), minus distributions (including tax distributions) and dividends made during such period, minus cash taxes paid during such period, plus payments to Farm Products Sellers made by Borrowers during such period in an amount equal to the lesser of (i) $2,000,000 or (ii) 25% of EBITDA for such period to (b) all Debt Payments during such period.

“Maximum Equipment Loan Amount” shall mean $750,000.

“Maximum Loan Amount” shall mean $15,450,000.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Revolving Advances that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the LIBOR Rate.

“Term Loan Rate” shall mean (a) with respect to Term Loans and Equipment Loans that are Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Term Loans and Equipment Loans that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the LIBOR Rate.

(c)    Equipment Loans. Section 2.3(b) of the Loan Agreement shall be amended and restated in its entirety as follows:

(b)    Equipment Loans.

(i)    Following the date which is the first anniversary of the Closing Date, subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, shall, from time to time, make Advances (each, an “Equipment Loan” and collectively, the “Equipment Loans”) to one or more Borrowers in an amount equal to such Lender’s Equipment Loan Commitment Percentage of the applicable Equipment Loan to finance Borrowers’ purchase of equipment for use in Borrowers’ business. All such Equipment Loans shall be in such amounts as are requested by Borrowing Agent, but in no event shall any Equipment Loan exceed eighty percent (80%) of the Net Invoice Cost of the equipment being purchased by Borrowers and the total amount of all Equipment Loans advanced shall not exceed, in the aggregate, the Maximum Equipment Loan Amount. Once repaid, Equipment Loans may not be re-borrowed.

(ii)    Equipment Loans shall be made available to Borrowers during the period commencing on the date which is the first anniversary of the Closing Date and ending on the date which is the second anniversary of the Closing Date (the “Borrowing Period”) so long as no Default or Event of Default shall have occurred and subject to the conditions set forth in Section 8.3 hereof. At the end of the Borrowing Period, Agent shall calculate the aggregate principal balance of all then outstanding Equipment Loans, which amount shall amortize in equal and consecutive monthly installments of principal, based on a 36-month amortization schedule, the first of which installments shall be due and payable on the first day of the next month after the end of the Borrowing Period, and the remaining installments of which shall be due and payable on the first day of each month thereafter (the amount of each such monthly installment, the “Borrowing Period

Monthly Installment”), provided, however, that the aggregate principal balance of all Equipment Loans, together with all accrued and unpaid interest thereon, and all unpaid fees, costs and expenses payable hereunder in connection therewith, shall be due and payable in full upon the expiration of the Term, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement. Equipment Loans shall be evidenced by one or more secured promissory notes (collectively, the “Equipment Note”) in substantially the form attached hereto as Exhibit 2.3(b). The Equipment Loans may consist of Domestic Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrowing Agent may request; and in the event that Borrowers desire to obtain or extend any Equipment Loan (or any portion thereof) as a LIBOR Rate Loan or to convert any Equipment Loan (or any portion thereof) from a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and/or (e) and the provisions of Sections 2.2(b) through (h) shall apply.

(d)    Financial Covenants. Section 6.5 of the Loan Agreement shall be amended and restated in its entirety as follows:

6.5.    Financial Covenants.

(a)    Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2018, a Fixed Charge Coverage Ratio of not less than (i) 1.10 to 1.00 for the fiscal quarters ending December 31, 2018 and March 24, 2019, (ii) 1.15 to 1.00 for the fiscal quarters ending July 14, 2019 and October 6, 2019, and (iii) 1.20 to 1.00 for the fiscal quarter ending December 29, 2019 and as of the end of each fiscal quarter thereafter, in each case on a trailing twelve (12) month basis.

(b)    Leverage Ratio. Maintain as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 29, 2018, a ratio of Funded Debt to EBITDA of not greater than (i) 3.70 to 1.00 for the fiscal quarter ending December 29, 2018 and (ii) 3.00 to 1.00 for the fiscal quarter ending March 24, 2019 and as of the end of each fiscal quarter thereafter, in case each on a trailing twelve (12) month basis.

(c)    EBITDA. Cause to be maintained EBITDA of not less than (i) ($757,000) for the year to date period ending March 25, 2018, (ii) ($335,000) for the year to date period ending July 15, 2018, and (iii) $458,000 for the year to date period ending October 7, 2018.

3.    Representations and Warranties. Each Borrower hereby:

(a)    reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all respects as of the date hereof as if made on and as of the date hereof, except for representations and warranties which related exclusively to an earlier date, which shall be true and correct in all respects as of such earlier date;

(b)    reaffirms all of the covenants contained in the Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c)    represents and warrants that after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d)    represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e)    represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith are valid, binding and enforceable in accordance with their respective terms except as such enforceability may be limited by equitable principles or any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

4.    Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon satisfaction of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

(a)    Agent shall have received this Amendment fully executed by Borrowers;

(b)    Agent shall have received a non-refundable amendment fee in the amount of $25,000 which shall be fully earned as of the date hereof; and

(c)    Execution and/or delivery of all other agreements, instruments and documents requested by Agent to effectuate and implement the terms hereof.

5.    Further Assurances. Borrowers hereby agree to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

6.    Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

7.    Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

8.    Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on April 13, 2018, Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of ($365,513.49) due on account of Revolving Advances and $4,364,285.72 due on account of the Term Loan, plus all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents.

9.     Miscellaneous.

(a)    Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)    Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)    Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)    Governing Law. This Amendment shall, in accordance with Section 5- 1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(e)    Counterparts. This Amendment may be executed in any number of counterparts and by facsimile or electronic transmission, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

VITAL FARMS, INC.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Financial Officer

VITAL FARMS OF MISSOURI, LLC

By its Member: Vital Farms, Inc.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Financial Officer

VITAL FARMS, LLC

By its Member: Vital Farms, Inc.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Financial Officer

SAGEBRUSH FOODSERVICE, LLC

By its Member: Vital Farms, Inc.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Financial Officer

BARN DOOR FARMS, LLC

By its Member: Vital Farms, Inc.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Financial Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO REVOLVING CREDIT, TERM LOAN, AND SECURITY AGREEMENT]

BACKYARD EGGS, LLC

By its Member: Vital Farms, Inc.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Financial Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO REVOLVING CREDIT, TERM LOAN, AND SECURITY AGREEMENT]

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION,
As Agent and Lender

By:	/s/ Neil Otte
Name:	Neil Otte
Title:	Assistant Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO REVOLVING CREDIT, TERM LOAN, AND SECURITY AGREEMENT]